Exhibit 99.7

BIRD GLOBAL, INC.

2021 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Bird Global, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Restricted Stock Units (the “RSUs”) described in this Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the Bird Global, Inc. 2021 Incentive Award Plan (as amended from time to time, the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A, the Vesting Schedule attached hereto as Exhibit B, the Definitions attached hereto as Exhibit C and the Restrictive Covenants attached hereto as Exhibit D (Exhibits A, B, C and D, collectively, the “Agreement”), each of which is incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice or the Agreement have the meanings given to them in the Plan. The Performance-Vesting RSUs (as defined in Exhibit B attached hereto) constitutes a Management Award for purposes of Section 4.3(b) of the Plan.

Participant:	Travis VanderZanden

Grant Date:	[ • ]

Number of RSUs:	23,490,000

Time-Vesting RSUs:	5,872,500

Performance-Vesting RSUs:	17,617,500

Class of Shares:	Class A Common Stock

Expiration Date:	[ • ]

Vesting Schedule:	Exhibit B

By accepting (whether in writing, electronically or otherwise) the RSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

BIRD GLOBAL, INC.	PARTICIPANT

By:
Name:	Travis VanderZanden
Title:

Exhibit A

RESTRICTED STOCK UNIT AGREEMENT

ARTICLE I.

GENERAL

1.1 Award of RSUs. The Company has granted the RSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share as set forth in this Restricted Stock Unit Agreement (together with Exhibits B, C and D hereto, this “Agreement”). Participant will have no right to the distribution of any Shares until the time (if ever) the applicable RSUs become Fully-Vested RSUs (as defined in Exhibit B). The Performance-Vesting RSUs subject to this Award (as defined below) constitutes a Management Award for purposes of Section 4.3(b) of the Plan.

1.2 Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3 Unsecured Promise. The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

1.4 Definitions. Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE II.

VESTING; FORFEITURE AND SETTLEMENT

2.1 Vesting; Forfeiture. The RSUs will vest and be subject to forfeiture according to and as set forth on Exhibit B, except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. Any Performance-Vesting RSUs that remain outstanding and are not Earned Performance-Vesting RSUs (each such term as defined in Exhibit B) as of the close of business on the Expiration Date automatically will be forfeited and terminated without consideration therefore at the close of business on the Expiration Date.

2.2 Settlement.

(a) The RSUs will be paid in Shares as soon as administratively practicable after the date on which the applicable RSU becomes a Fully-Vested RSU, as determined pursuant to Exhibit B, but in no event later than March 15 of the year following the year in which such vesting date occurs.

(b) Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this award of RSUs (the “Award”) and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

Exhibit A

3.2 Tax Withholding.

(a) The Company shall withhold, or cause to be withheld, Shares otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligations. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income.

(b) Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan. For purposes of clarity, in connection with an Equity Restructuring the Price Per Share Goals shall be subject to Section 8.1 of the Plan.

4.2 Clawback. Notwithstanding Section 10.13 of the Plan, the Award and the Shares issuable hereunder shall be subject to (i) any Company clawback or recoupment policy required in order to comply with Applicable Law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder and (ii) any Company clawback or recoupment policy applicable generally to the Company’s senior executives. The Company and Participant acknowledge that this Section 4.2 is not intended to limit any clawback and/or disgorgement of the RSUs and/or the Shares issuable hereunder pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

4.3 Restrictive Covenants. In consideration of the grant of the Award, and further as a material inducement for the Company to enter into this Agreement with Participant and to grant Participant the Award, Participant hereby acknowledges and agrees (i) to be bound by the restrictive covenants set forth in Exhibit D and (ii) that Participant shall continue to be bound by that certain Confidential Information and Invention Assignment Agreement by and between Participant and Bird Rides, Inc., dated as of September 18, 2019, as well as any other restrictive covenants to which Participant is bound pursuant to any written agreement with the Company or any of its Subsidiaries (together, the “Restrictive Covenants”). Upon Participant’s breach of any of the Restrictive Covenants, in addition to any other relief available to the Company under law or equity: (i) any RSUs underlying the Award that remain outstanding as of the date of such breach (if any) shall immediately and automatically be cancelled (without any further action by any party); and (ii) in the Company’s sole and absolute discretion, Participant shall forfeit to the Company any Shares, cash or other property received or payable in connection with the vesting or settlement of the Award or any portion thereof during the three-year period immediately preceding such breach, and Participant shall be required to repay to the Company the amount of any proceeds from the sale or gain realized on the vesting of the Award.

Exhibit A

4.4 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section 4.4, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.6 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.7 Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.8 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.9 Entire Agreement; Amendment. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall materially and adversely affect the RSUs without the prior written consent of Participant.

4.10 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.11 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.

Exhibit A

4.12 Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.13 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

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Exhibit B

TIME-VESTING RSUS; PERFORMANCE-VESTING RSUS

Capitalized terms not previously defined or specifically defined in this Exhibit B shall have the meanings specified in Exhibit C.

Grant of RSUs; General Vesting Schedule

Grant of RSUs. The RSUs subject to the Award are divided into two tranches: (i) 5,872,500 of such RSUs constitute the “Time-Vesting RSUs” and (ii) 17,617,500 of such RSUs constitute the “Performance-Vesting RSUs”. Each Time-Vesting RSU and each Performance-Vesting RSU shall become vested and nonforfeitable (in any case, a “Fully-Vested RSU”) upon the satisfaction of the applicable vesting conditions set forth below.

Time-Vesting RSUs. Each Time-Vesting RSU shall vest and become a Fully-Vested RSU as to 1/16th of the Time-Vesting RSUs on each quarterly anniversary of June 1, 2021, such that all of the Time-Vesting RSUs shall be Fully-Vested RSUs as of June 1, 2025, subject to Participant’s continued Service through the applicable vesting date (and rounded down to the nearest whole Time-Vesting RSU until the final vesting date).

Performance-Vesting RSUs. During the Performance Period, each Performance-Vesting RSU shall vest and become a Fully-Vested RSU upon the satisfaction of both (A) the applicable Price Per Share Goal and (B) the Service-Vesting Requirement (each such term as defined below), as follows:

(i) Earned Performance-Vesting RSUs. The Performance-Vesting RSUs shall become “Earned Performance-Vesting RSUs” with respect to 1/3rd of the Performance-Vesting RSUs upon the attainment of any of the three Price Per Share goals set forth in the following table (each, a “Price Per Share Goal”).

Price Per Share Goal (1)	Number of Earned Performance- Vesting RSUs
Price Per Share is greater than or equal to $12.50 for any 10 Trading Days (as defined in the Business Combination Agreement), which may or may not be consecutive, within any 20 consecutive Trading Day period within the Performance Period	5,872,500

Price Per Share is greater than or equal to $20.00 for any 10 Trading Days, which may or may not be consecutive, within any 20 consecutive Trading Day period within the Performance Period	5,872,500

Price Per Share is greater than or equal to $30.00 for any 10 Trading Days, which may or may not be consecutive, within any 20 consecutive Trading Day period within the Performance Period	5,872,500

(1)

Upon a Change of Control during the Performance Period, the Price Per Share shall be the CIC Price and the Price Per Share Goal shall be measured without regard to the Trading Day period described in the table above.

For the avoidance of doubt, (i) each Price Per Share Goal may be achieved only once during the Performance Period and (ii) more than one Price Per Share Goal may be achieved on a particular date. For example, if the first Price Per Share Goal of $12.50 per Share is satisfied on January 21, 2022, the Price Per Share thereafter drops below such level and again reaches $12.50 per Share, then no additional Performance-Vesting RSUs shall become Earned Performance-Vesting RSUs with respect to the achievement of such Price Per Share Goal a second time.

Exhibit B

(ii) Service-Vesting Requirement. Each Performance-Vesting RSU shall service-vest and satisfy the “Service-Vesting Requirement” as to 1/16th of the Performance-Vesting RSUs on each quarterly anniversary of June 1, 2021, such that all of the Performance-Vesting RSUs shall have satisfied the Service-Vesting Requirement as of June 1, 2025, subject to Participant’s continued Service through the applicable service-vesting date (and rounded down to the nearest whole Performance-Vesting RSU until the final service-vesting date).

Change of Control

If a Change of Control occurs during the Performance Period, and a Price Per Share Goal is first achieved based on the CIC Price, then any Performance-Vesting RSUs to which such Price Per Share Goal applies shall become Earned Performance-Vesting RSUs. Any such Earned Performance-Vesting RSUs will be eligible to become Fully-Vested RSUs upon the satisfaction of the Service-Vesting Requirement set forth in this Exhibit B. Notwithstanding the generality of the foregoing, in the event that a Price Per Share Goal was achieved prior to such Change of Control, no additional Performance-Vesting RSUs shall become Earned Performance-Vesting RSUs with respect to the achievement of such Price Per Share Goal in connection with such Change of Control.

Notwithstanding anything to the contrary contained herein or in the Plan (including Section 8.3 of the Plan), if, in connection with the occurrence of a Change of Control, any Performance-Vesting RSUs have not or do not become Earned Performance-Vesting RSUs either prior to such event or following the application of the foregoing paragraph, then such Performance-Vesting RSUs automatically will be forfeited and terminated without consideration therefor as of immediately prior to the consummation of such Change of Control.

Termination of Service

Qualifying Termination (Non-Change of Control). Subject to the Section “Qualifying Termination (Change of Control)” below, if Participant experiences a Qualifying Termination during the Performance Period, then:

(i) a number of Time-Vesting RSUs that would have become Fully-Vested RSUs over the 12-month period immediately following the date of such Qualifying Termination (had Participant remained in continued Service during such period), if any, shall become Fully-Vested RSUs, and any Time-Vesting RSUs that do not become Fully-Vested RSUs in accordance with the foregoing automatically will be forfeited and terminated without consideration therefor as of the date of such termination;

(ii) any Performance-Vesting RSUs that are Earned Performance-Vesting RSUs as of the date of such Qualifying Termination shall be deemed to have satisfied the applicable Service-Vesting Requirement and shall become Fully-Vested RSUs; and

(iii) any outstanding Performance-Vesting RSUs that are not Earned Performance-Vesting RSUs as of the date of such Qualifying Termination shall be deemed to have satisfied the applicable Service-Vesting Requirement and shall remain outstanding and eligible to become Fully-Vested RSUs during the Post-Termination Vesting Period upon the achievement of the applicable Price Per Share Goals. To the extent any Performance-Vesting RSUs do not become Fully-Vested RSUs on or prior to the final day of the Post-Termination Vesting Period, such Performance-Vesting RSUs automatically will be forfeited and terminated without consideration therefor as of such date.

Exhibit B

Notwithstanding the generality of the foregoing, in the event that a Price Per Share Goal was achieved prior to a Qualifying Termination, no additional Performance-Vesting RSUs shall become Earned Performance-Vesting RSUs with respect to the achievement of such Price Per Share Goal during the Post-Termination Vesting Period.

Qualifying Termination (Change of Control). Notwithstanding and without limiting the generality of anything herein or in the Plan to the contrary, if Participant experiences a Qualifying Termination on or following the consummation of a Change of Control, then: (i) any then-unvested Time-Vesting RSUs shall become Fully-Vested RSUs; and (ii) any Earned Performance-Vesting RSUs as of the date of such Qualifying Termination shall become Fully-Vested RSUs.

Termination Due to Death or Disability. If Participant experiences a termination of Service due to his death or Disability, then:

(i) any then-unvested Time-Vesting RSUs shall become Fully-Vested RSUs;

(ii) any Performance-Vesting RSUs that are Earned Performance-Vesting RSUs as of the date of such termination shall be deemed to have satisfied the applicable Service-Vesting Requirement and shall become Fully-Vested RSUs; and

(iii) any outstanding Performance-Vesting RSUs that are not Earned Performance-Vesting RSUs as of the date of such termination of Service shall be deemed to have satisfied the applicable Service-Vesting Requirement and shall remain outstanding and eligible to become Fully-Vested RSUs during the Post-Termination Vesting Period upon the achievement of the applicable Price Per Share Goals. To the extent any Performance-Vesting RSUs do not become Fully-Vested RSUs on or prior to the final day of the Post-Termination Vesting Period, such Performance-Vesting RSUs automatically will be forfeited and terminated without consideration therefor as of such date.

Notwithstanding the generality of the foregoing, in the event that a Price Per Share Goal was achieved prior to such termination of Service, no additional Performance-Vesting RSUs shall become Earned Performance-Vesting RSUs with respect to the achievement of such Price Per Share Goal during the Post-Termination Vesting Period.

Release/Acknowledgement. The treatment set forth above in connection with a Qualifying Termination or a termination of Service due to Participant’s death or Disability is subject to and conditioned upon Participant’s (or Participant’s estate’s, as applicable) timely execution, delivery and non-revocation of a general release of claims in the form prescribed by the Company (the “Release”).

Other Terminations. Upon Participant’s termination of Service for any reason not specified in above, including a termination of Service by the Company or any of its Subsidiaries for Cause or a resignation by Participant other than for Good Reason, all RSUs underlying the Award that are not Fully-Vested RSUs as of the date of such termination of Service (including any Earned Performance-Vesting RSUs that have not then-satisfied the Service-Vesting Requirement) automatically will be forfeited and terminated without consideration therefor.

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Exhibit C

CERTAIN DEFINITIONS

“Business Combination Agreement” means that certain Business Combination Agreement, by and among Switchback II Corporation, a Cayman Islands exempted company, Maverick Merger Sub, a Delaware corporation and the Company, dated as of May 11, 2021.

“Cause” means the occurrence of any one or more of the following: (i) Participant’s willful and continued failure to substantially perform Participant’s duties to the Company or its Subsidiaries (including Participant’s repeated failure to follow reasonable and lawful instructions from the board) after there has been delivered to Participant by the board a written demand for substantial performance and opportunity to cure which sets forth in detail the specific respects in which the board believes that Participant has not substantially performed Participant’s duties; (ii) Participant’s commission of or participation in an act of fraud, embezzlement or material misappropriation against the Company or its Subsidiaries; (iii) Participant’s willful misconduct, gross negligence, material dishonesty or other intentional action (including breach of fiduciary duty), in any such case which is materially injurious to the Company or any of its Subsidiaries; (iii) Participant’s commission or indictment of, or having plead guilty or nolo contendere to, any felony or a crime of moral turpitude; or (iv) Participant’s material breach of any written agreement between Participant and the Company or any Subsidiary (including without limitation any of the Restrictive Covenants), or any failure by Participant to comply with the Company’s or any of its Subsidiaries’ material written policies or rules as they may be in effect from time to time, and in either case Participant’s failure to cure such breach within 30 days after receiving written notice thereof. No act or failure to act shall be deemed “willful” for purposes of this definition unless done or failed to be done in bad faith. Any action, or failure to act, done or failed to be done, in accordance with the good faith advice of Company legal counsel, shall not be “willful” for purposes of this definition.

“Change of Control” has, notwithstanding anything to the contrary herein or in the Plan, the meaning set forth in the Business Combination Agreement, and for purposes of this Award, references in the Plan to “Change in Control” shall mean “Change of Control” as defined in the Business Combination Agreement. In addition, notwithstanding the generality of the foregoing, the Closing shall not constitute a Change of Control or a “Change in Control” within the meaning of the Plan.

“CIC Price” means, with respect to a Change of Control, the implied value per Share as determined in accordance with Section 3.03(c) of the Business Combination Agreement.

“Closing” has the meaning set forth in the Business Combination Agreement.

“Closing Date” means the date of the Closing.

“Competing Company” means any person or entity, which provides products or services that compete with or are substantially similar to those provided by the Company or any of its Subsidiaries or which is otherwise engaged in or preparing to engage in any business, or part thereof, that competes with any business conducted by the Company or any of its Subsidiaries, at any time during Participant’s Service or which the Company or any of its Subsidiaries has taken material steps toward conducting at the time Participant’s Service is terminated, excluding any business or division thereof in which Participant had no duties or responsibilities and about which Participant acquired no Confidential Information during his Service.

“Confidential Information” means any and all information and physical manifestations thereof not generally known or available outside the Company and its Subsidiaries and information and physical manifestations thereof entrusted to the Company and its Subsidiaries in confidence by third parties, whether or not such information is patentable, copyrightable or otherwise legally protectable, including, without

Exhibit C

limitation: (i) any and all discoveries, innovations, developments, concepts, designs, ideas, suggestions, technology, methodologies, techniques, concepts, procedures, processes, protocols, treatments, methods, tests, scientific or other formulae, know how, modifications, improvements, derivative works, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable (“Inventions”), in any case, that Participant may solely or jointly author, discover, develop, conceive, or reduce to practice during Participant’s employment with the Company or any of its Subsidiaries or otherwise in connection with such employment, other than any Invention which qualifies fully for exclusion under the provisions of Applicable Law; and (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, algorithms, developments, inventions, patent applications, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, agreements with third parties, lists of, or information relating to, employees and consultants of the Company and its Subsidiaries (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company and its Subsidiaries on whom Participant called or with whom Participant became acquainted during Participant’s employment with the Company or any of its Subsidiaries), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to Participant by the Company or any of its Subsidiaries either directly or indirectly, whether in writing, electronically, orally, or by observation.

“Disability” means “disability” within the meaning of Section 22(e)(3) of the Code.

“Good Reason” means the occurrence of any one or more of the following events without Participant’s prior written consent: (i) a reduction of Participant’s then current annual base salary by the Company or employing Subsidiary by 10% or more unless such reduction is part of a generalized annual base salary reduction affecting similarly situated employees; (ii) a change in Participant’s position with the Company and/or its Subsidiaries that materially reduces Participant’s duties, level of authority or responsibility; (iii) the Company or employing Subsidiary requiring Participant to report regularly to an office location (other than attending meetings and travel as necessary to fulfill his duties and responsibilities); or (iv) any material breach by the Company of any material written agreement between Participant and the Company. Notwithstanding the foregoing, Participant will not be deemed to have resigned for “Good Reason” unless (1) Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Participant to constitute Good Reason within 60 days after the date of the occurrence of any event that Participant knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of Participant’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.

“Performance Period” means the period beginning on (and including) the Closing Date and ending on (and including) the five-year anniversary of the Closing Date.

“Post-Termination Vesting Period” means the period commencing on the date of Participant’s Qualifying Termination or termination of Service due to Participant’s death or Disability and ending on (and including) the first to occur of (i) the last day of the Performance Period; (ii) the date on which a Change of Control is consummated; and (iii) 12-month anniversary of the date on which Participant’s Service is terminated due to a Qualifying Termination or due to death or Disability (as applicable).

“Price Per Share” means (i) the daily volume-weighted average sale price of one Share quoted on the New York Stock Exchange (or the exchange on which the Shares are then listed); or (ii) if a Change of Control is consummated during the Performance Period, the CIC Price.

Exhibit C

“Qualifying Termination” means a termination of Participant’s Service by the Company or any of its Subsidiaries without Cause or by Participant for Good Reason. For the avoidance of doubt, “Qualifying Termination” shall not include Participant’s termination of Service due to Participant’s death or Disability.

“Service” means Participant’s employment or service with the Company as its Chief Executive Officer.

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Exhibit D

RESTRICTIVE COVENANTS

Solicitation of Employees, Consultants and Other Parties

Employees, Consultants. During Participant’s employment with the Company or any of its Subsidiaries, and for a period of two years immediately following the termination of such employment for any reason, whether with or without Cause, Participant shall not, directly or indirectly, solicit any employees or consultants of the Company or any of its Subsidiaries to terminate their relationship with the Company or any such Subsidiary (as applicable), or attempt to solicit any employees or consultants of the Company or any of its Subsidiaries, either for Participant or for any other person or entity.

Other Parties. During Participant’s employment with the Company or any of its Subsidiaries and for a period of two years immediately following the termination of such employment for any reason, whether with or without Cause, Participant will not, directly or indirectly: (1) influence any of the clients, licensors, licensees or customers of the Company or any of its Subsidiaries to cease doing business with the Company or any such Subsidiary (as applicable) or from purchasing products or services of the Company or any of its Subsidiaries; or (2) solicit or influence or attempt to influence any client, licensor, licensee, customer or other person, either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company or any of its Subsidiaries, or to cease doing business with the Company or any of its Subsidiaries.

Non-Competition

During Participant’s employment with the Company or any of its Subsidiaries, and for a period of two years immediately following the termination of such employment for any reason, whether with or without Cause, absent the written consent of the Company, Participant will not, directly or indirectly, on behalf of himself or in conjunction with any other person, company, or other entity: (i) own (other than less than 5% ownership in a publicly traded company), invest in or finance a Competing Company; (ii) engage in, prepare to engage in, manage, operate, or participate in the ownership, management, operation, or control of a Competing Company; or (iii) render services to, be employed by or enter into a personal services contract with a Competing Company, excluding employment or service in a role that is wholly unrelated to the business or division of the Competing Company that competes with the Company or any of its Subsidiaries and in which Participant could not reasonably be expected to use or disclose Confidential Information, in each case (i), (ii) and (iii), within the United States or any other area in which the Company or any of its Subsidiaries conducts business.

Tolling Period

The applicable time periods set forth in this Exhibit D shall be extended by the amount of time of any breach by Participant of the Restrictive Covenants contained in this Exhibit D.

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D-1